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eBay Inc.
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eBay Inc. Names New Board Member

David Moffett, Former Vice Chairman and CFO of U.S. Bancorp, Joins Board

SAN JOSE, Calif., July 16, 2007 — eBay Inc. (NASDAQ: EBAY; www.ebay.com), today announced the appointment of David Moffett, former Vice Chairman and CFO of U.S. Bancorp, to its Board of Directors. Moffett’s term on the Board began on Friday, July 13th; he will serve on the Board’s Audit Committee.

“We are delighted that David has joined eBay’s Board,” said Meg Whitman, eBay Inc.’s president and CEO. “David’s deep experience in the financial services industry and decades of global financial management expertise will be instrumental in helping shape eBay Inc.’s growth strategy moving forward. He will be a natural fit for our outstanding Board.”

Moffett brings more than 30 years of strategic finance and operational experience in banking and payment processing. He joined Star Banc Corporation in 1993 as CFO and played integral roles as Star Banc Corporation acquired Firstar in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. As Vice Chairman and CFO of U.S. Bancorp, Moffett successfully managed both organic- and acquisition-fueled growth strategies. He was a financial architect of more than 30 acquisitions and helped the company grow from less than $1 billion to approximately $20 billion in revenue and less than $1 billion to $60 billion in market capitalization.

Prior to 1993, Moffett held executive level positions at some of the nation’s leading financial services companies, including Bank of America and Security Pacific Corp. He currently serves on the Boards of three other companies — MBIA, Building Materials Holding Corporation (BMHC) and E.W. Scripps Company

eBay’s Board of Directors also includes: Pierre Omidyar, Founder and Chairman of the Board; Meg Whitman, president and CEO; Fred Anderson, managing director of Elevation Partners; Scott Cook, chairman of the executive committee of Intuit Inc.; Robert Kagle, general partner of Benchmark Capital Partners; Dawn G. Lepore, CEO and chairman of drugstore.com; Philippe Bourguignon, Vice Chairman of Revolution Resorts, a division of Revolution LLC; Thomas Tierney, founder and chairman of The Bridgespan Group; Richard T. Schlosberg, III, former President and CEO of the David and Lucile Packard Foundation; Ned Barnholt, former Chairman, President and CEO of Agilent Technologies; and Bill Ford, Executive Chairman of the Board of Directors of Ford Motor Company.

About eBay Inc.
Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day through commerce, delivering fun, engaging and trusted online experiences. We are constantly finding new ways to empower people worldwide to explore, learn, shop, share and talk with each other. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.